Exhibit 99.1

TII NETWORK TECHNOLOGIES
REPORTS THIRD QUARTER 2011 RESULTS

EDGEWOOD, NY – November 14, 2011 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and nine months ended September 30, 2011.

Net sales for the three months ended September 30, 2011 were $14,583,000 compared to $18,625,000 for the comparable prior year period, a decrease of $4,042,000 or 22%.  The decrease in comparable sales for the three months ended September 30, 2011 from the prior year three month period was primarily due to the filling in the reported 2010 periods of increased orders from certain customers to replenish inventory that had been depleted prior to our acquisition of the Porta Copper Products Division on May 19, 2010. Net sales for the nine months ended September 30, 2011 were $43,135,000 compared to $36,713,000 in the comparable prior year period, an increase of $6,422,000 or 18%.  The sales growth for the nine month period was primarily due to the inclusion of sales from the Company’s Porta Copper Products Division for the full nine month period in 2011 versus only from its May 19, 2010 date of acquisition in 2010, the inclusion of sales from F2O since its date of acquisition on March 11, 2011, and increased sales to existing customers.  Sales from the acquired Porta Copper Products Division and F2O accounted for 25% and 33% of total sales for the three and nine month periods ended September 30, 2011, as compared to 40% and 26% of total sales for the three and nine month periods ended September 30, 2010.

Operating income for the three months ended September 30, 2011 was $1,351,000 compared to $1,308,000 in the comparable prior year period, an increase of $43,000 or 3%.  The increase was primarily attributable to a $145,000 decrease in operating expenses, partially offset by a $102,000 decrease in gross profit as a result of the decrease in sales.  Operating income for the nine months ended September 30, 2011 was $3,989,000 compared to $2,388,000 in the same prior year nine month period, an improvement of $1,601,000.   The improvement was primarily attributable to a $2,423,000 increase in gross profit as a result of the increase in sales, partially offset by a $822,000 increase in operating expenses primarily due to the Company’s increased size resulting from the Porta Copper Products Division acquisition.

Net income for the three months ended September 30, 2011 was $844,000, or $0.06 per diluted share, compared to $815,000, or $0.06 per diluted share, for the same prior year period, an increase of $29,000.  The current quarter results include a tax provision of $452,000 compared to a tax provision of $511,000 in the same prior year period.  Net income for the nine months ended September 30, 2011 was $2,463,000, or $0.17 per diluted share, compared to net income of $1,470,000, or $0.10 per diluted share, for the same prior year period, an increase of $993,000.  The results for the nine months ended September 30, 2011 include a tax provision of $1,366,000 compared to $945,000 in the same prior year period.

Brian J. Kelley, Interim President and Chief Executive Officer, stated, “Tii achieved significant balance sheet improvements as well as revenue improvements for the third quarter over the second quarter of 2011. In particular:

Revenues – Sequential increase in quarterly revenues of $1,007,000, or 7.4%, as third quarter revenue rose to $14,583,000, up from $13,576,000 for the second quarter.

Operating Income - Third quarter operating income totaled $1,351,000, which approximated second quarter operating income of $1,366,000, reflecting increases in inventory obsolescence, changes in product mix and product cost increases.

Cash Flow - Cash at the end of the third quarter was $1,170,000, after repayment of all the Company’s outstanding debt of $3,000,000.

Inventory – Inventory at September 30, 2011 was reduced to $17,468,000, down $1,472,000 from the June 30, 2011 balance of $18,940,000.

Tii continues to gain industry recognition as a 'best in class' provider to many of the largest communication providers in the world.  We believe that market share gains can best be achieved through an engineering focus on progressive and cost effective product design. ”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to service providers as well as public and private networks. Our fiber and copper products are typically found anywhere from the central office to local premise indoor or outdoor networks.  Additional information about the company can be found at www.tiinetworktechnologies.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious and semi-precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;

•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers and our ability to win new contracts;
•	our dependence on third parties for certain product development;
•
our dependence on products and product components from our China and Mexico contract manufacturer, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can affect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

Relating to our Recent Acquisitions:
•	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
•	our ability to retain the general supply agreements of the acquired Porta Copper Products Division with two significant customers;
•	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
•	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Porta Copper Products Division;
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

CONTACT:

Tii Network Technologies, Inc.
Brian J Kelley, CEO
(631) 789-5000
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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net sales	$14,583	$18,625	$43,135	$36,713
Cost of sales	9,965	13,905	29,138	25,139
Gross profit	4,618	4,720	13,997	11,574

Operating expenses:
Selling, general and administrative	2,638	2,788	8,089	7,690
Research and development	629	624	1,919	1,496
Total operating expenses	3,267	3,412	10,008	9,186

Operating income	1,351	1,308	3,989	2,388

Foreign currency transaction (loss) gain	(39)	18	(130)	18
Interest expense	(16)	-	(30)	-
Interest income	-	-	-	9

Income before income taxes	1,296	1,326	3,829	2,415

Income tax provision	452	511	1,366	945

Net income	$844	$815	$2,463	$1,470

Foreign currency translation adjustment	(28)	62	21	141

Comprehensive income	$816	$877	$2,484	$1,611

Net income per common share:
Basic	$0.06	$0.06	$0.18	$0.11
Diluted	$0.06	$0.06	$0.17	$0.10

Weighted average common shares outstanding:
Basic	13,853	13,712	13,816	13,662
Diluted	14,662	14,361	14,825	14,220

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,170	$1,635
Accounts receivable, net of allowance of $145 at September 30, 2011 and $149 at December 31, 2010	9,129	8,269
Other receivable	-	396
Inventories, net	17,468	15,737
Deferred tax assets, net	1,812	2,091
Other current assets	759	463
Total current assets	30,338	28,591

Property, plant and equipment, net	9,310	9,350
Deferred tax assets, net	5,558	6,460
Amortizable intangible assets, net	2,789	2,822
Goodwill	4,611	4,102
Other assets	20	49
Total assets	$52,626	$51,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,574	$8,697
Accrued liabilities	1,964	1,690
Total current liabilities and total liabilities	8,538	10,387

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,688,915 shares issued and 14,671,278 shares outstanding as of September 30, 2011, and 14,601,322 shares issued and 14,583,685 shares outstanding as of December 31, 2010	147	146
Additional paid-in capital	44,428	43,812
Accumulated deficit	(374)	(2,837)
Accumulated other comprehensive income - foreign currency translation	168	147
	44,369	41,268
Less: Treasury shares, at cost, 17,637 common shares at September 30, 2011 and December 31, 2010	(281)	(281)
Total stockholders' equity	44,088	40,987

Total liabilities and stockholders' equity	$52,626	$51,374